Exhibit 99.1

World Headquarters 1090 Enterprise Drive
Medina, OH 44256
Phone (330) 723-5082
Fax (330) 723-0694
www.corrpro.com

FOR IMMEDIATE RELEASE

CORRPRO ANNOUNCES RESULTS FOR ITS FOURTH
QUARTER AND FISCAL YEAR 2005

Medina, Ohio, June 29, 2005—Corrpro Companies, Inc. (AMEX:CO/Pink Sheets), today announced results for its fourth quarter and fiscal year ended March 31, 2005.

Corrpro’s revenues from continuing operations of $30.5 million for the fourth quarter were $2.2 million, or 7.8%, greater than the fourth quarter of fiscal 2004. Its operating income from continuing operations was $1.1 million, compared to an operating loss of $0.9 million in the previous fiscal year’s fourth quarter.

Net income for the quarter was $3.9 million compared to a net loss of $4.9 million in the year-earlier period. Based on the difference in the price of its common shares at March 31, 2005, as compared to December 31, 2004, the Company recorded non-cash mark-to-market income of $4.5 million related to certain of its warrants. Fiscal 2004 results included approximately $3.7 million in expenses related to the Company’s March 2004 refinancing and recapitalization. After taking into account mark-to-market warrant adjustments, discontinued operations, and dividends attributable to preferred stock, Corrpro’s net income available to common shareholders was $3.4 million for the fiscal 2005 fourth quarter, as compared to a loss of $4.9 million for the fiscal 2004 fourth quarter.

For its fiscal 2005 year, Corrpro’s revenues from continuing operations increased $10.0 million, or 8.0%, to $134.6 million. Operating income from continuing operations rose by $1.1 million to $9.2 million compared to fiscal 2004. Primarily due to increased revenues, non-cash mark-to-market income, other income, lower interest and financing expenses, and discontinued operations, reported net income improved by $14.0 million to $8.5 million in fiscal 2005 over a fiscal 2004 net loss of $5.5 million.

Net of dividends attributable to preferred stock, net income available to common shareholders was $6.6 million for fiscal 2005. In fiscal 2005, the Company accumulated $1.9 million for the preferred stock dividend as required. The preferred stock dividends are not reflected as a liability or as a reduction to shareholders equity until such time as they are declared. To date, none of the accumulated preferred stock dividends has been declared or paid. There were no dividends accumulated for fiscal 2004.

Commenting on fiscal 2005 results, Joseph P. Lahey, Chief Executive Officer and President, said, “During the year we accomplished several objectives, primarily because our employees performed well. We stabilized the company, implemented a growth plan, and meaningfully increased our sales. As a result, we have returned to enhancing our shareholders’ intrinsic value by improving cash flow from continuing operations and paying down a portion of our debt.”

As the Company also announced in a separate press release, in an effort to significantly reduce expenses and to create greater value for its shareholders, the Company submitted a notice of its intent to delist its common shares from the American Stock Exchange (AMEX). The Company has also filed a Form 15 with the Securities and Exchange Commission to deregister its shares under the Securities Exchange Act of 1934. The Company does not believe that delisting from the AMEX and deregistering under the Exchange Act will materially adversely impact its current operations, current relationships with employees, customers or suppliers or its existing financing arrangements.

Although its obligation to file periodic reports with the SEC is currently suspended, Corrpro plans voluntarily to file with the SEC an Annual Report on Form 10-K for the period ended March 31, 2005, which will contain additional financial and other information with respect to the Company’s quarter and year ended March 31, 2005.

The Company’s financial and other reports which have been filed with the Securities and Exchange Commission are available upon request of the Company and may also be found at the SEC’s website, www.sec.gov. Free copies of the Company’s documents filed with the SEC may be obtained by sending a written request to the Company at 1090 Enterprise Drive, Medina, Ohio 44256, Attention: Investor Relations, by telephone at (330) 723-5082, or by email at InvestorRelations@corrpro.com.

Corrpro, headquartered in Medina, Ohio, with over 30 offices worldwide, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” “will” or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements, or diminish the liquidity of its Common Shares: actual financial results of the Company; failure to have at least one market maker continue to make a market in the Company’s Common Shares on the Pink Sheets following delisting; denial of the application to voluntarily delist from AMEX; denial of the Form 15 to deregister under the Exchange Act; becoming subject to the Exchange Act in the future; the actual amount of cost savings and other benefits from being a non-reporting company; fluctuations in foreign currency exchange rates; the impact of mark-to-market accounting treatment of outstanding warrants; compliance with an SEC injunction related to accounting irregularities; the Company’s mix of products and services; the timing of projects; the availability and value of larger projects; qualification requirements and termination provisions relating to government projects; the impact of inclement weather on the Company’s operations; the impact of energy prices on the Company’s and its customers’ businesses; adverse developments in pending litigation or regulatory matters; the impact of existing, new or changed regulatory initiatives; the impact of one entity holding a majority of the voting power of the Company; and the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company’s business and performance are set forth in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.

CORRPRO COMPANIES, INC.
Consolidated Income Statement Data
(In Thousands)

	For the Three		For the Twelve
	Months Ended		Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Revenues	$30,478	$28,271	$134,644	$124,630

Cost of sales	21,584	20,401	93,149	84,971

Gross profit	8,894	7,870	41,495	39,659

Selling, general & administrative expenses	7,817	8,810	32,281	31,498

Operating income	1,077	(940)	9,214	8,161

Other income (expenses):
Change in fair value of warrants	4,494	—	4,326	—
Other income	(135)	—	911	—
Interest expense	(1,372)	(4,499)	(5,095)	(9,001)

Income (loss) from continuing operations before income taxes	4,064	(5,439)	9,356	(840)

Provision for income taxes	(80)	(567)	1,200	790

Income (loss) from continuing operations	4,144	(4,872)	8,156	(1,630)

Discontinued operations:
Income (loss) from operations, net of income taxes	(156)	(2)	468	(3,803)
Loss on disposals, net of income taxes	(124)	—	(124)	(46)

Net income (loss)	3,864	(4,874)	8,500	(5,479)

Dividends attributable to preferred stock	485	—	1,857	—

Net income (loss) available to common stockholders	$3,379	$(4,874)	$6,643	$(5,479)